EXHIBIT 1

FORM OF PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made by and among Perseus 2000, L.L.C. (“Seller”), and L.F. Global Holdings, LLC and Laurus Master Fund, Ltd. (each, a “Buyer,” and together, “Buyers”) as of June 13, 2003 (“Agreement Date”) and contemplates the assignment to Buyer of all of Seller’s right title and interest in and to the Notes and Credit Documents in exchange for the Purchase Price (as such terms are hereinafter defined), relating to the loans made to ImageWare Systems, Inc. (“Borrower”).

1.      Definitions

In this Agreement:

"Assignment” means the assignment with respect to the Notes and Credit Documents listed on Schedule 3 hereto.

"Business Day” means any day that is not (a) a Saturday, (b) a Sunday, or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.

"Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

"Collateral” means any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to or for the benefit of the lender(s) under the Credit Documents.

"Credit Documents” means the pledge and security agreements (including the guarantees set forth therein) and any other documents and agreements executed and delivered in connection therewith the Notes listed on Schedule 4 hereto.

"Distribution” means any payment or other distribution of cash (including interest), notes, securities, or other property (including Collateral) or proceeds under or in respect of the Transferred Rights.

"Effective Date” means the date on which Seller receives payment in full of the Purchase Price from the Escrow Agent.

"Encumbrance” means, other than those Encumbrances created by or set forth in the Credit Documents, any (a) mortgage, pledge, lien, security interest, charge, hypothecation, or other encumbrance, security agreement, security arrangement or adverse claim against title of any kind; (b) purchase or option agreement or put arrangement; (c) subordination agreement or arrangement; or (d) agreement to create or effect any of the foregoing.

"Entity” includes any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, and Governmental Authority.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

"Escrow Agent” means the law firm of Dechert LLP.

"Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

"Impairment” means any claim, counterclaim, setoff, defense, action, demand, litigation (including administrative proceedings or derivative actions), Encumbrance, right (including expungement, avoidance, reduction, contractual or equitable subordination, or otherwise) or defect, other than those Impairments created pursuant to the Credit Documents, the effect of which is material and adverse to the Transferred Rights, in whole or in part.

"Lender” means the payee or payees, as applicable, under the Notes and its or their, as applicable, successors, transferees, and assigns.

"Loans” means the indebtedness evidenced by the Notes.

"Notes” means the Senior Secured Convertible Promissory Note in the original principal amount of $2,000,000 dated May 22, 2002, and the Demand Promissory Note in the original principal amount of $500,000 dated September 23, 2002.

"Obligor” means any Entity other than the Borrower and the Lenders that is obligated under the Credit Documents.

"Operative Documents” means (a) this Agreement, (b) the Assignment and (c) the Escrow Agreement.

"Party” means each Buyer or Seller, as applicable.

"Purchase Price” means $3,072,061.

"Required Consents” means the consents required pursuant to the Transaction Documents to transfer the Notes and Credit Documents from Seller to Buyers.

"Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a et seq., as amended, and the rules and regulations promulgated under it.

"Transaction Documents” means the Notes and the Credit Documents.

"Transferred Rights” means any and all of Seller’s right, title, and interest in, to and under the Transaction Documents including, without limitations:

(a)	all amounts currently payable to Seller under the Transaction Documents, including all obligations currently owed to Seller in connection with the Loans;

(b)	the Credit Documents;

(c)	all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of Seller, whether known or unknown, against Borrower, or any of its respective Affiliates, agents, representatives, contractors, advisors, or any other Entity that in any way is based upon, arises out of or is related to any of the Loans, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Seller against any attorney, accountant, financial advisor, or other Entity arising under or in connection with the Credit Documents;

(d)	all guarantees and all Collateral and security of any kind for or in respect of the foregoing;

(e)	all cash, securities, or other property, and all setoffs and recoupments, received, applied, or effected by or for the account of Seller under the Credit Documents, if any, after the Agreement Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of Borrower, or the Credit Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing; and

(f)	all proceeds of the foregoing.

2.       Assignment

     2.1       In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement, including but not limited to satisfaction of the conditions in Section 3.2, Seller irrevocably sells, transfers, assigns, grants, and conveys the Transferred Rights to Buyers in exchange for and upon receipt of the Purchase Price from the Escrow Agent pursuant to the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), with effect on and after the Effective Date.

     2.2       In consideration of the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement, including but not limited to satisfaction of the conditions in Section 3.1, Buyers shall immediately pay the Purchase Price to the Escrow Agent pursuant to the Escrow Agreement.

This Agreement is intended to, and upon execution hereof and satisfaction or waiver of the conditions precedent set forth in Section 3 shall, effect a true sale of the Transferred Rights.

3.       Conditions Precedent

     3.1       Buyers’ obligations to pay the Purchase Price to the Escrow Agent for the benefit of Seller shall be subject to the conditions that (a) Seller’s representations and warranties in this Agreement shall have been true, correct and complete in all material respects on the date hereof and the Effective Date, (b) Seller shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date and (c) the Escrow Agent shall have received (i) this Agreement duly executed on behalf of Seller, (ii) the Notes and (iii) the Assignment duly executed on behalf of Seller.

     3.2       Seller’s obligation to deliver the Transaction Documents to the Escrow Agent for the benefit of Buyers shall be subject to the conditions that (a) Buyers’ representations and warranties in this Agreement shall have been true, correct and complete in all material respects on the date hereof and the Effective Date, (b) Buyers shall have complied in all material respects with all covenants required by this Agreement to be complied with by it on or before the Effective Date, (c) the Escrow Agent shall have received (i) this Agreement duly executed on behalf of each Buyer and (ii) payment in full of the Purchase Price from Buyers. Seller’s obligation to sell, transfer, assign, grant and convey the Transferred Rights to Buyers shall be subject to satisfaction of the conditions set forth in the immediately preceding sentence of this Section 3.2 and upon the condition that Seller shall have received payment in full of the Purchase Price from the Escrow Agent.

4.       Seller’s Representations and Warranties

     4.1       Seller represents and warrants to Buyers (as of the Agreement Date and as of the Effective Date) that:

(a)	Seller (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b)	Seller’s execution, delivery, and performance of this Agreement has not resulted and will not result in a breach of any provision of (i) Seller’s organizational documents, (ii) any statute, law, writ, order, rule or regulation of any Governmental Authority applicable to Seller, (iii) any judgment, injunction, decree or determination applicable to Seller or (iv) any contract, indenture, mortgage, loan agreement, note, lease or other instrument by which Seller may be bound or to which any of the assets of Seller are subject.

(c)	No notice to, registration with, consent or approval of, or any other action by, any relevant Governmental Authority or other Entity which has not been obtained is or will be required for Seller to execute, deliver, and perform its obligations under this Agreement.

(d)	Seller is the sole legal and beneficial owner of and has good title to the Transferred Rights, free and clear of any Encumbrance, and the Transferred Rights are not subject to any prior sale, transfer, assignment or participation by

Seller or any agreement to assign, convey, transfer or participate, in whole or in part.

(e)	No proceedings are (i) pending against Seller or (ii) to the best of Seller’s knowledge, threatened against Seller before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect (A) the Transferred Rights or (B) any action taken or to be taken by Seller under this Agreement.

(f)	Seller has performed, and has complied with, all obligations required to be performed or complied with by it under the Credit Documents and is not in breach of any provisions of the Credit Documents.

(g)	No broker, finder or other Entity acting under Seller’s authority is entitled to any broker’s commission or other fee in connection with the transactions contemplated by this Agreement for which Buyers are responsible.

(h)	Seller does not hold any funds of or owe any amounts to the Borrower and has not effected or received the benefit of any setoff against the Borrower on account of the Transferred Rights.

(i)	Seller has not received any written notice other than those publicly available that the Transferred Rights, or any portion of them, are void, voidable, unenforceable or subject to any Impairment.

(j)	Seller (i) is a sophisticated seller with respect to the sale of the Transferred Rights (ii) has adequate information concerning the business and financial condition of Borrower to make an informed decision regarding the sale of the Transferred Rights and (iii) has independently and without reliance upon Buyer, and based on such information as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Seller has relied upon each Buyer’s express representations, warranties, and covenants in this Agreement. Seller acknowledges that Buyers have not given Seller any investment advice, credit information, or opinion on whether the sale of the Transferred Rights is prudent.

(k)	Seller is an “accredited investor” as defined in Rule 501 under the Securities Act. Without characterizing the Transferred Rights as a “security” within the meaning of applicable securities laws, Seller has not made any offers to sell, or solicitations of offers to buy, any portion of the Transferred Rights in violation of any applicable securities laws.

(l)	Seller has provided to Buyers true, correct and complete copies of each Transaction Document to which Seller is a party. A true and complete list of such Transaction Documents is set forth on Schedule 2.

(m)	Seller has not received (by set-off or otherwise) or directed to others any payments or other transfers from or on account of Borrower in respect of the Transferred Rights.

(n)	Seller has not given its consent to change, nor has it waived, any term or provision of any Transaction Document that will be binding upon Buyers, including, without limitation, with respect to the amount or time of any payment of principal or the rate or time of any payment of interest.

(o)	Seller is not a party to any document, instrument or agreement that could materially and adversely affect the Transferred Rights or Buyers’ rights and remedies under this Agreement.

     4.2       Except as expressly stated in this Agreement and the Assignment, Seller makes no representations or warranties, express or implied, with respect to the transactions contemplated herein and therein.

     4.3       Seller acknowledges that (a) its sale of the Transferred Rights to Buyers is irrevocable; (b) Seller shall have no recourse to the Transferred Rights; and (c) Seller shall have no recourse to Buyers, except for any Buyer breach of the representations, warranties, or covenants stated in this Agreement.

5.       Buyers’ Representations and Warranties

     5.1      Each Buyer severally represents and warrants to Seller (as of the Agreement Date and as of the Effective Date) that:

(a)	Such Buyer (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws, and (iii) has full power and authority to execute, deliver and perform its obligations under, this Agreement.

(b)	Such Buyer’s execution, delivery, and performance of this Agreement will not result, in a breach of any provision of (i) such Buyer’s organizational documents, (ii) any statute, law, writ, order, rule, or regulation of any Governmental Authority applicable to such Buyer, (iii) any judgment, injunction, decree or determination applicable to such Buyer, or (iv) any contract, indenture, mortgage, loan agreement, note, lease, or other instrument by which such Buyer may be bound or to which any of the assets of such Buyer are subject.

(c)	No notice to, registration with, consent or approval of, or any other action by, any relevant Governmental Authority or other Entity is or will be required for such Buyer to execute, deliver, and perform its obligations this Agreement.

(d)	Without characterizing the Transferred Rights as a “security” within the meaning of applicable securities laws, such Buyer is not purchasing the Transferred Rights with a view towards the sale or distribution thereof in violation of the Securities Act; provided, however, that such Buyer may resell the Transferred Rights if such resale is in accordance with the Securities Act.

(e)	Such Buyer: (i) is a sophisticated Entity with respect to the purchase of the Transferred Rights, (ii) is able to bear the economic risk associated with the purchase of the Transferred Rights, (iii) has adequate information concerning the business and financial condition of Borrower to make an informed decision regarding the purchase of the Transferred Rights, (iv) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the purchase of rights of the type contemplated in this Agreement and (v) has independently and without reliance upon Seller, and based on such information as such Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that such Buyer has relied upon Seller’s express representations, warranties, and covenants in this Agreement. Such Buyer acknowledges that Seller has not given such Buyer any investment advice, credit information or opinion on whether the purchase of the Transferred Rights.

(f)	Except as set forth in Section 4.1(l) or otherwise in this Agreement, such Buyer has not relied and will not rely on Seller to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of Borrower or any other matter concerning Borrower.

(g)	No broker, finder, or other Entity acting under such Buyer’s authority is entitled to any broker’s commission or other fee in connection with the transactions contemplated by this Agreement for which Seller is responsible.

(h)	Such Buyer is an “accredited investor” as defined in Rule 501 under the Securities Act.

(i)	No proceedings are (i) pending against such Buyer or (ii) to the best of such Buyer’s knowledge, threatened against such Buyer before any relevant Governmental Authority that, in the aggregate, will materially and adversely affect any action taken or to be taken by such Buyer under this Agreement.

     5.2       Except as expressly stated in this Agreement and the Assignment, Buyers make no representations or warranties, express or implied, with respect to the transactions contemplated herein or therein.

     5.3       Buyers acknowledge that (a) its purchase of the Transferred Rights from Seller is irrevocable, and (b) Buyers shall have no recourse to Seller except for (i) Seller’s breaches of its representations, warranties, and covenants stated in this Agreement.

     5.4       Except as otherwise expressly set forth in this Agreement, the obligations of Buyers set forth in this Agreement shall be joint and several.

6.       Costs and Expenses

     The Parties agree to bear their own respective legal and other costs and expenses for preparing, negotiating, executing, and implementing this Agreement and any related documents and consummating the transactions contemplated under this Agreement.

7.      Distributions; Interest and Fees; Payments

     7.1       If at any time after the Effective Date Seller receives a Distribution, Seller shall (i) accept and hold the Distribution for the account and sole benefit of Buyers, (ii) have no equitable or beneficial interest in the Distribution, and (iii) deliver the Distribution (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law) promptly (but in the case of a cash Distribution, in no event later than three (3) Business Days after the date on which Seller receives it) to Buyers in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable law, rule, or order. If Seller fails to pay any cash Distribution to Buyers within three (3) Business Days after receiving it, then Seller will pay interest on such payment for the period from the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyers.

     7.2       All payments made by Buyers to Seller or the Escrow Agent, as applicable, or by Seller to Buyers under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds to the Escrow Agent, Seller or Buyers, as applicable, in accordance with the wire instructions specified by the applicable party.

8.      UCC Filing

     Following the closing of the transactions contemplated hereunder on the Effective Date, Buyers shall be authorized to file a Form UCC-3 Financing Statement covering the Collateral with the respective Secretaries of State of Delaware and California.

9. Notices

     9.1       All communications between the Parties or notices or other information sent under this Agreement shall be in writing, hand delivered or sent by overnight courier or telecopier, addressed to the relevant Party at its address or facsimile number specified on Schedule 1 or at such other address or facsimile number as such Party may request in writing. All such communications and notices shall be effective upon receipt.

     9.2       After the Effective Date, if Seller receives any notices, correspondence or other documents in respect of the Transferred Rights or any Credit Document that, to the best of Seller’s knowledge, were not sent to Buyers, Seller shall promptly forward them to Buyers.

10.       Further Transfers

     10.1       Buyers may sell, assign, grant a participation in, or otherwise transfer all or any portion of the Transferred Rights, this Agreement, its rights under this Agreement or any interest in the Transferred Rights without Seller’s prior consent; provided, however, that (a) such sale, assignment, participation, or transfer shall comply with any applicable requirements in the Transaction Documents and shall not violate any applicable laws, rules or regulations, including, without limitation, any applicable securities laws, rules or regulations; and (b) notwithstanding any such sale, assignment, participation or transfer, unless Seller otherwise consents in writing (which consent Seller shall not unreasonably withhold or delay), (i) Buyers’ obligations to Seller under this Agreement shall remain in full force and effect until fully paid, performed, and satisfied and (ii) Seller shall continue to deal solely and directly with Buyers in connection with Buyers’ obligations under this Agreement.

     10.2       Seller may assign its rights under this Agreement without the prior written consent of Buyers; provided, however, that Seller may not delegate its obligations under this Agreement without the prior written consent of Buyers.

11.       Exercise of Rights

     11.1       No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties and no waiver of any provision of this Agreement, nor consent to any departure by any Party from it, shall be effective unless it is in writing and signed by the affected Party or Parties, as applicable, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.2       No failure on the part of a Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver hereof by such Party, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights under any other related document against any other Party or any other Entity.

12.      Survival; Successors and Assigns

     12.1       All representations, warranties and covenants and other provisions made by the Parties shall be considered to have been relied upon by the Parties, shall be true and correct as of the date hereof and the Effective Date, and shall survive the execution, delivery, and performance of this Agreement and the other Operative Documents.

     12.2       This Agreement, including the representations, warranties and covenants contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

13.       Further Assurances

     Each Party and Borrower agrees (i) to execute and deliver, or to cause to be executed and delivered, all such instruments and (ii) to take all such actions as a Party may reasonably request to effectuate the intent and purposes, and to carry out the terms, of this Agreement, including the procurement of any third-party consents.

14.       Disclosure

     14.1       Each Party agrees that, without the prior consent of the other Parties, it shall not disclose the contents of this Agreement (including the Purchase Price) to any Entity, except that any Party may make any such disclosure (a) as required to implement or enforce this Agreement, (b) if required to do so by any law, court, or regulation, (c) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (d) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may resort in it incurring a liability to any other Entity, or (e) to its professional advisors and auditors.

     14.2       Buyers may disclose the contents of this Agreement to any proposed transferee, assignee, participant, or other Entity proposing to enter into contractual relations with Buyers in respect of the Transferred Rights or any part of them.

15.       Parties’ Other Relationships

     Each Party and any of its affiliates may engage in any kind of lawful business or relationship with Borrower, any Obligor or any of their affiliates without liability to any other Party, or any obligation to disclose such business or relationship to any other Party.

16.      Entire Agreement; Conflict

     16.1       This Agreement and the other Operative Documents constitute the entire agreement of the Parties with respect to the respective subject matters thereof, and supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and finally integrated into this Agreement and the other Operative Documents.

     16.2       This Agreement supplements the Assignment. As between Seller and Buyers, if there is any inconsistency or conflict between this Agreement and the other Operative Documents, the provisions of this Agreement shall govern and control.

17.      Counterparts; Telecopies

     This Agreement and the other Operative Documents may be executed by telecopy in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by telecopier of an executed counterpart of any Operative Documents shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement and the other Operative Documents shall be deemed to be a duplicate original.

18.       Relationship Between Buyers and Seller

     The relationship between Seller and Buyers shall be that of seller and buyers. Neither is a trustee or agent for the other, nor does either have fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the Parties.

19.       Severability

     The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

20.       Governing Law

     THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

21.       Interpretation

     21.1       This Agreement includes the Schedules.

     21.2       Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

     21.3       Any reference to a Party includes such Party’s successors and permitted assigns.

     21.4       Unless otherwise indicated, any reference to:

(a)	this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may be in effect as modified, amended, or supplemented as of the Effective Date; and

(b)	a statute, law, order, rule, or regulation shall be construed as a reference to such statute, law, order, rule, or regulation as it may be in effect as modified, amended, or supplemented as of the Effective Date.

     21.5       Section, Schedule, and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provisions of this Agreement.

     21.6       This Agreement shall be deemed to have been jointly drafted, and no provision of it shall be interpreted or construed for or against any Party because such Party purportedly prepared or requested such provision, any other provision, or the Agreement as a whole.

(Signatures on following page)

IN WITNESS WHEREOF, Seller and Buyers have executed this Agreement by their duly authorized officers as of the date first set forth above.

PERSEUS 2000, L.L.C.

By: Name:
Title:

L.F. GLOBAL HOLDINGS, LLC

By: Name: Marvin Friedman Title: Managing Member

LAURUS MASTER FUND, LTD.

By: Name:
Title:

ACKNOWLEDGMENT

     ImageWare Systems, Inc., a California corporation, the Borrower referred to in the foregoing Purchase and Sale Agreement (the “Agreement”), acknowledges that it has received a copy of the Agreement and consents to it.

Dated: June 13, 2003

IMAGEWARE SYSTEMS, INC

By: Name: S. James Miller, Jr. Title: Chairman and Chief Executive Officer